Exhibit 99.1

EXTINA USER FEE GOAL DATE IS NOVEMBER 26, 2004

PALO ALTO, Calif. (September 2, 2004) – Connetics Corporation (Nasdaq: CNCT), announced that the U.S. Food and Drug Administration (FDA) has advised the Company that the FDA made an administrative error when assigning the original user fee goal date for Extina® (2% ketoconazole). During the course of the ongoing review of the Extina New Drug Application, the FDA today acknowledged that the original user fee goal date of September 24, 2004 was assigned in error and that the correct date is November 26, 2004. Extina is an investigational new drug formulation and a potential new treatment for seborrheic dermatitis.

Commercial planning for Extina, as well as the Company’s previously announced sales force expansion plans and financial guidance for 2004, are unchanged.

About Connetics

Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its innovative foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxíq® (betamethasone valerate) Foam, 0.12%, and Soriatane® (acitretin) capsules, 10 mg and 25 mg. Connetics is developing Extina®, a foam formulation of the antifungal drug ketoconazole, Actiza™, a foam formulation of clindamycin for treating acne, and Velac®, a combination of clindamycin and tretinoin for treating acne. These formulations aim to improve the management of dermatological diseases and provide significant product differentiation, and have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act. Statements about the commercial planning activities for Extina, planned sales force expansion; and financial guidance for 2004 are forward-looking statements. These statements are based on certain assumptions made by Connetics’ management based on experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on form 10-K filed for the year ending December 31, 2003 and form 10-Q for the quarter ended June 30, 2004. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.

Company Contact:	Investor Relations:
Patrick O’Brien	Ina McGuinness or Bruce Voss
Director, Investor Relations	Lippert/Heilshorn & Associates
(650) 739-2950	(310) 691-7100
pobrien@connetics.com	imcguinness@lhai.com

# # #